UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):		March 4, 2009

Joy Global Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-9299	39-1566457

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)
100 E. Wisconsin Avenue, Suite 2780,
Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers

(b)          On March 4, 2009, Joy Global Inc. (“Joy Global”) announced that Mark E. Readinger, Executive Vice President of Joy Global and President and Chief Operating Officer of its wholly-owned subsidiary, P&H Mining Equipment, will retire. Mr. Readinger’s retirement will become effective on March 31, 2009.

(e)          On March 5, 2009, Joy Global entered into a Termination and Release Agreement (the “Agreement”) with Mr. Readinger. Pursuant to the Agreement, Mr. Readinger will receive an aggregate amount equal to $595,500, subject to applicable tax and other statutory withholding obligations, payable in equal semi-monthly installments during the 18 months following the Termination Date. Following the Termination Date, Mr. Readinger and his dependants will receive medical, dental, and other health benefits on the same terms as other Joy Global employees, provided Mr. Readinger contributes to these plans in the same manner as required for these employees. Mr. Readinger and his dependants shall remain eligible to participate in these plans until the earlier of September 30, 2010 or the time Mr. Readinger becomes eligible to receive health benefits from another employer. Pursuant to the Agreement, Joy Global will also pay Mr. Readinger the cost of outplacement services of a mutually agreed-upon provider for 12 months following the Termination Date. If Mr. Readinger elects not to utilize outplacement services during this period, Joy Global will reimburse Mr. Readinger a lump sum equal to the cost of the outplacement.

The Agreement provides that Mr. Readinger will receive a pro-rata share, calculated as 5/12’s, of any amount which would otherwise be distributed to him under the terms and conditions of the Joy Global Annual Bonus Plan for the fiscal year ending October 31, 2009, without giving effect to any personal performance factor which would otherwise apply. Joy Global will also pay the monthly lease payment on Mr. Readinger’s company car through September 30, 2010, as well as the cost of insuring the vehicle. Mr. Readinger is responsible for all other costs of maintaining the vehicle and will return the vehicle to Joy Global on September 30, 2010.

Mr. Readinger will retain all rights existing as of the Termination Date under the terms of the Joy Global Inc. 2007 Stock Incentive Plan, the Nonqualified Stock Option Agreements he executed, and all other Equity Agreements currently in effect. For the purpose of any Equity Agreement, Mr. Readinger’s departure from Joy Global shall be deemed a “retirement.” Generally, this means that Mr. Readinger is entitled to equity awards earned or awarded as of March 31, 2009, although the Human Resources and Nominating Committee has discretion to determine that restricted stock units subject to forfeiture as of the Termination Date shall become non-forfeitable. Outstanding stock options will remain exercisable until the earlier of three years after the Termination Date or the expiration of the option. Options that are not presently exercisable will expire as of the Termination Date.

Pursuant to the Agreement, Mr. Readinger reaffirmed his obligations under Joy Global’s Worldwide Business Conduct Policy, the Stock Option Agreements to which he is a party, the Employee Proprietary Rights and Confidentiality Agreement, and certain confidentiality obligations. Mr. Readinger and Joy Global also agreed to mutual non-disparagement clauses.

A copy of the Agreement is filed herewith as Exhibit 10.1 and is incorporated by reference in its entirety.

Item 9.01 Exhibits
(d) Exhibits 10.1 Termination and Release Agreement between Joy Global Inc. and Mark E. Readinger, dated March 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

JOY GLOBAL INC.

Date: March 10, 2009	By:	/s/ Michael S. Olsen
Michael S. Olsen
Executive Vice President, Chief Financial Officer, Treasurer, and Chief Accounting Officer (Principal Financial Officer)